Exhibit 3.1.15

CERTIFICATE OF MERGER

MERGING

VECTOR MEDICAL, INC.

WITH AND INTO

VASONOVA, INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify that:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) of the Merger (as defined below) are:

(a) VasoNova, Inc., a Delaware corporation (the “Company”); and

(b) Vector Medical, Inc., a Delaware corporation (“Merger Sub”).

SECOND: The Agreement and Plan of Merger, dated as of January 10, 2011 (the “Merger Agreement”), among Teleflex Medical Incorporated (“Parent”), Merger Sub, the Company and, with respect to Sections 1.9 and 1.10 and Articles VI and VIII only, Rodney D. Altman, MD and Christopher Martin as representatives of holders of the Company’s equity securities thereunder (the “Representatives”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) and Section 228 of the DGCL.

THIRD: The name of the surviving corporation of the merger is VasoNova, Inc., a Delaware corporation (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as set forth on Exhibit A hereto and shall continue to be the Certificate of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisiosn of the DGCL.

FIFTH: The executed Merger Agreement is on file at the office of the Surviving Corporation, the address of which is 155 Jefferson Drive, Menlo Park, California, 94025.

SIXTH: An executed copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH: The Merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Appears on the Following Page.]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its authorized officer this 10 day of January, 2011.

VASONOVA, INC.

By:	/s/ Richard A. Meier
Richard A. Meier
President

(Signature Page to Certificate of Merger)

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VASONOVA, INC.

FIRST: The name of the Corporation is “VasoNova, Inc.”

SECOND: The registered office and registered agent of the Corporation is Corporation Service Company, 2711 Centerville Road, Ste. 400, Wilmington, DE 19808, New Castle County.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $0.01 each.

FIFTH: The Board of Directors of the Corporation, acting by majority vote, may adopt, amend or repeal the Bylaws of the Corporation.

SIXTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this ARTICLE SIXTH, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE SIXTH, shall eliminate or reduce the effect of this ARTICLE SIXTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of Vasonova, Inc., a Delaware Corporation, on this 22nd day of February, A.D. 2012, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is 2711 Centerville Road, Suite 400 Street, in the City of Wilmington, DE, County of New Castle Zip Code 19808.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is Corporation Service Company.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 22nd day of February, A.D., 2012.

By:	/s/ James J. Leyden
Authorized Officer

Name:	James J. Leyden
Print or Type

Title:	Assistant Secretary